                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-20138

                               PHARMAGENICS, INC.
             (Exact name of registrant as specified in its charter)


                  FOUR PEARL COURT, ALLENDALE, NEW JERSEY 07401
                                 (201) 818-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              SERIES B CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE
          WARRANTS TO PURCHASE SHARES OF COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12h-3(b)(1)(i)       [ ]           Rule 15d-6                [ ]


     Approximate number of holders of record as of the certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934 GENZYME CORPORATION, as successor to PHARMAGENICS, INC. by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 18, 1997                    GENZYME CORPORATION

                                        By: /s/ Peter Wirth
                                            ------------------------------------
                                            Peter Wirth
                                            Executive Vice President and Chief
                                             Legal Officer